For the fiscal year ended (a) 10/31/96
File number (c) 811-4930

                          SUB-ITEM 77 0

                             EXHIBITS

           Transactions Effected Pursuant to Rule 10f-3

1.   Name of Issuer
       Puerto Rico CommonWealth

2.   Date of Purchase
        1/18/96

3.   Number of Securities Purchased
       11,150 - Due 07/1/2008

4.   Dollar Amount of Purchase
       $1,276,062

5.   Price Per Unit
       $114.445 - Due 07/1/2008

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
       Smith Barney

7.   Other Members of the Underwriting Syndicate
       Smith Barney
       Merrill Lynch & Co.
       Morgan Stanley & Co.
       Goldman, Sachs, & Co.
       Prudential Securities Inc.
       Bear Stearns & Co.
       Citicorp Securities
       PaineWebber Inc.
       Lehman Brothers
       Oriental Financial Services Inc.
       Clark Melvin Securities Corp.